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                                                                       EXHIBIT 5



ANCHOR NATIONAL
LIFE INSURANCE COMPANY

1 SunAmerica Center
Century City
Los Angeles CA 90067-6022
310.772.6000


Mailing Address
P.O. Box 54197                                      [LOGO]  ANCHOR NATIONAL
Los Angeles CA 90054-0197                                   A SunAmerica Company


VIA EDGAR
---------


May 30, 2000

Anchor National Life Insurance Company
1 SunAmerica Center
Los Angeles, CA 90067


Ladies and Gentlemen:

Referring to the Registration Statement on Form S-3 filed May 30, 2000 (the "Registration Statement") by Anchor National Life Insurance Company ("Anchor National") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, I am of the opinion that:

     1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of Arizona; and

     2) the annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice law only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


Very truly yours,

/s/ CHRISTINE A. NIXON

Christine A. Nixon